                                                                   EXHIBIT (h.2)

                            TRANSFER AGENCY AGREEMENT

     AGREEMENT made this 22nd day of October, 2001, between HEARTLAND GROUP, INC. (the "Company") having its principal place of business at 789 N. Water Street, Milwaukee, Wisconsin 53202, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Company desires that BISYS perform certain services for each portfolio of the Company other than the Heartland High Yield Municipal Bond Fund, the Heartland Short Duration High-Yield Municipal Fund and the Heartland Taxable Municipal Fund (each portfolio other than such municipal funds being individually referred to herein as a "Fund" and collectively as the "Funds"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services.
          --------

          BISYS shall perform for the Company the transfer agent services set forth in Schedule A hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree. Services performed by BISYS shall be performed in good faith, with reasonable care and consistent with all applicable regulations and internal control procedures.

          BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

     2.   Fees.
          ----

          The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

          3.   Reimbursement of Expenses and Miscellaneous Service Fees.
               --------------------------------------------------------

               (A) In addition to paying BISYS the fees set forth in the Fee Agreement, the Company agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                    (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

                    (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                    (c) Sales taxes paid on behalf of the Trust;

                    (d) Expenses associated with the tracking of "as-of" trades;

                    (e) The cost of microfilm or microfiche of records or other materials; and

                    (f) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized.

               (B) In addition, BISYS shall be entitled to receive the following fees:

                    (a) A fee for managing and overseeing the report, print and mail functions performed by third-party vendors selected by BISYS, not to exceed $.04 per page for statements, and $.03 per page for confirmations, as well as all costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required by BISYS for the performance of the services to be provided hereunder;

                    (b) System development fees, billed at the rate of $150 per hour, as approved by the Company, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule C attached hereto; and

                    (c) Ad hoc reporting fees, billed at an agreed upon rate.

          4.   Effective Date.
               --------------

               This Agreement shall become effective as of the date first written above (the "Effective Date").

          5.   Term.
               ----

               This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until October 21,

2005 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated without penalty
(i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of ninety (90) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within ninety (90) days of the end of the Initial Term or any Rollover Period, as the case may be.

                    For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                    After such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by the Fee Agreement and Section 3 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents.

                    If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the sum of (i) $65,000 plus (ii) the balance due BISYS for the lesser of one year or the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average number of Company shareholder accounts for the twelve months prior to the date BISYS is replaced or a third party is added.

                    In the event the Company (or any Funds, but excluding the Wisconsin Tax-Free Fund), is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable unless BISYS is retained by the successor to provide transfer agency services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

                    The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

                    In addition to the above liquidated damages, if, for any reason, BISYS is terminated or replaced as transfer agent or receives a notice of termination, (i) BISYS shall be entitled to immediate repayment of any unpaid conversion costs, as referenced in that certain letter agreement between BISYS and the Company dated as of September 12, 2001 and (ii) BISYS shall be relieved of any further obligation to waive fees as set forth in Schedule B hereto.

     6.   Uncontrollable Events.
          ---------------------

          BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control; provided, however, that BISYS has taken reasonable precautions to prevent and minimize uncontrollable events and service interruptions

     7.   Legal Advice.
          ------------

          BISYS shall notify the Company at any time BISYS believes that it is need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

     8.   Instructions.
          ------------

          Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including, without limitation, a facsimile copy of a shareholder's signature guaranteed by an officer, employee or other authorized agent of the Company), believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors (hereafter referred to as the "Directors") or by the shareholder or shareholder's agent, as the case may be. As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

     9.   Standard of Care; Reliance on Records and Instructions;
          -------------------------------------------------------
Indemnification.
---------------

          BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against BISYS (which phrase shall be deemed to include a default judgment against BISYS) which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

          BISYS agrees to indemnify and hold harmless each Fund, the Company and the Company's employees, agents, directors, officers and nominees ("Indemnified Persons") from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's actions or omissions in the course of performing its duties hereunder where such actions or omissions are attributable to BISYS's bad faith, willful misfeasance, reckless disregard or negligence; provided that, prior to confessing any claim against any Indemnified Persons (which phrase shall be deemed to include a default judgment against such Indemnified Person or Persons), which claim is the subject of indemnification under this paragraph, the Company shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Indemnified Person or Persons.

     10.  Record Retention and Confidentiality.
          ------------------------------------

          BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, or the dealer of record as to such account.

     11.  Reports.
          -------

          BISYS will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
C. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     12.  Rights of Ownership.
          ------------------

          All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     13.  Return of Records.
          -----------------

          Upon approval or request of the Company, BISYS shall promptly turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation, at the Company's expense. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     14.  Bank Accounts.
          -------------

          The Company and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     15.  Representations of the Company.
          ------------------------------

          The Company certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized the number of shares specified in the Articles of Incorporation, and (b) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and
(c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     16.  Representations of BISYS.
          ------------------------

          BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

     17.  Insurance.
          ---------

          BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage, including the extent to which all such claims may exceed the total amount of coverage.

     18.  Information to be Furnished by the Company and Funds.
          ----------------------------------------------------

          The Company has furnished to BISYS the following:

          (A) Copies of the Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such Articles have been filed.

          (B)  Copies of the following documents:

               (a)  The Company's Bylaws and any amendments thereto;

               (b) Certified copies of resolutions of the Board of Directors covering the following matters:

               (c) Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

               (d) Authorization of BISYS to act as Transfer Agent for the Company on behalf of the Funds.

               (e)  A list of all officers of the Company, together with

specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

               (f) Two copies of the following (if such documents are employed by the Company):

               (g)  Prospectuses and Statement of Additional Information;

               (h)  Distribution Agreement; and

               (i) All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

               (j) A certificate as to shares of the Company authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

     19.  Information Furnished by BISYS.
          ------------------------------

          BISYS has furnished to the Company the following:

          (A)  BISYS' Articles of Incorporation.

          (B)  BISYS' Bylaws and any amendments thereto.

          (C) Certified copies of actions of BISYS covering the following matters:

               (a) Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

               (b) Authorization of BISYS to act as Transfer Agent for the Company.

               (c)  Amendments to Documents.

                    The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS' approval of such amendments or changes.

     20.  Reliance on Amendments.
          ----------------------

          BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

     21.  Compliance with Law.
          -------------------

          Except for the obligations of BISYS set forth in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

     22.  Notices.
          -------

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to it at 789 North Water Street, Milwaukee, Wisconsin 53202, Attn: Mr. Paul Beste, Chief Operating Officer; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     23.  Headings.
          --------

          Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     24.  Assignment.
          ----------

          This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     25.  Governing Law and Matters Relating to the Company as a  Maryland
          ----------------------------------------------------------------
Corporation.
-----------

          This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the property of the Company. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company as provided in the Articles of Incorporation.

     26.  Privacy.
          -------

          Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS in order to perform the duties assumed by BISYS hereunder except at the direction of the Company or as required or permitted by law. BISYS shall have in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company.

          The Company represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                  HEARTLAND GROUP, INC.

     By:___________________________
                                                  Title:
 _______________________
                                                  BISYS FUND SERVICES OHIO, INC.

     By:___________________________
                                                  Title:

 _______________________

                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              HEARTLAND GROUP, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                            TRANSFER AGENCY SERVICES

1.   Shareholder Transactions
     ------------------------

     a. Process shareholder purchase and redemption orders in accordance with the description in the Company's registration statement.

     b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

     c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

     d. Issue and mail quarterly statements for shareholders.

     e. Process transfers and exchanges.

     f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.   Shareholder Information Services
     --------------------------------

     a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

     b. Produce detailed history of transactions through duplicate or special order statements upon request.

     c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.   Compliance Reporting
     --------------------

     a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

     b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

     c. Issue tax withholding reports to the Internal Revenue Service.

4.   Dealer/Load Processing (if applicable)
     --------------------------------------

     a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

     b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

     c. Calculate fees due under 12b-1 plans for distribution and marketing expenses in accordance with 12b-1 plans.

     d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

     e. Provide Gain/Loss tracking.

5.   Shareholder Account Maintenance
     -------------------------------

     a. Maintain all shareholder records for each account in the Company.

     b. Issue quarterly customer statements on scheduled cycle, providing duplicate second and third party copies if required.

     c. Record shareholder account information changes.

     d. Maintain account documentation files for each shareholder.

                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              HEARTLAND GROUP, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                                      FEES

BISYS shall be entitled to receive fees in accordance with the following schedule:

Annual Fees:
Annual base fee per fund/cusip:   $22,500
Plus

Annual per account fees:          $22.50 for up to 70,000 non-networked accounts
                                  $20.00 for non-networked accounts 70,001 and above
                                  $17.50 for networked accounts
                                  $5.00 for closed accounts

Plus

Annual per IRA account fees:      $15.00; $7.50 for Tax Year 2001 only

Implementation Fee:

         $75,000, assuming conversion occurs the weekend of October 20, 2001. In the event the conversion occurs at a later date, the implementation fee is subject to increase. The implementation fee applies to project management and pre-conversion staffing. In the event BISYS provides services to the Municipal Funds, the Heartland Funds may share the implementation fee with the Municipal Funds. BISYS shall not charge the implementation fee twice.

         BISYS shall also be entitled to receive miscellaneous service fees and reimbursement of out-of-pocket expenses as set forth below. BISYS and the Company agree that the costs associated with the conversion process shall not exceed $245,000. The parties further agree that the costs of conversion shall be paid in accordance with the schedule set forth on Exhibit A attached hereto. Notwithstanding the foregoing, the Company agrees that the balance of such conversions costs shall be immediately due and payable to BISYS upon termination of this Agreement.

          Out-of-pocket expenses and Miscellaneous Service Fees associated with the conversion process and the on-going provision of services, such as:

          A.   Out-of-Pocket Expenses
               ----------------------

               .  Telecommunications/electronic transmissions
               .  Courier (delivery services)
               .  State filing fees
               .  Check processing fees
               .  Records retention
               .  Fulfillment
               .  IRA Custody and other related fees
               .  NSCC - related costs and expenses
               .  Sales taxes
               .  Expenses incurred in tracking "as of" trades

               B. Miscellaneous Service Fees

               . Costs of statementing and confirmations, tax reports, print management and oversight and related postage/delivery
               . Systems conversion programming - $125 on first 600 hrs; $150 thereafter
               . Post-conversion customized interfaces, programming and reports . Special and Ad-hoc Reports-at an agreed upon rate
               . System Development - at rate of $150/hour as approved by client

Fee Waiver:

          Provided that the Company has not breached its obligations under this Agreement in any material respect, BISYS agrees to waive $137,000 of its fees at the end of each year of the four-year term for an aggregate of $548,000.

After Tax Return Calculations:

          Option 1 (minimal requirement)

               Provide after tax returns once per year at the funds fiscal year end. This information will be distributed to the Company and reflected in the annual prospectus update (N-1A).

               Setup Costs (one time fee)

                  $1,000 per fund (including up to 3 classes)

                  $250 per additional class over 3

          Annual Maintenance Fee

               $250 per fund (including up to 3 classes)

               $50 per additional class over 3

               Option 2

                   Provide after tax returns daily and monthly for distribution to clients. This option will give the Company the flexibility to use the information to provide to customers, make available to reps and to use in marketing materials.

               Set Up Costs (one time fee)

                   $1,000 per fund (including up to 3 classes)

                   $250 per additional class over 3

               Annual Maintenance Fee

                   $500 per fund (including up to 3 classes)

                   $100 per additional class over 3

               Standard reports will be provided. If the Company wishes to make changes to the reports in any way, there will be an hourly programming charge to accommodate special requests.

Basic Interactive Voice Response Unit:

               .   Insert Client Message after initial greeting
               .   Price information by fund
               .   Price information by category (i.e. Money Market Funds,
                   Equity Funds, etc.)
               .   Personalized Watch List
               .   Sales Agent Account Inquiry Option
               .   Reorder Money Market checkbooks, duplicate statements,
                   duplicate tax forms
               .   Option to hear account balances on individual accounts or
                   hear account balances for all accounts
               .   Current and prior year-to-date balances for income dividends, capital gains, and foreign tax
               .   Last three transactions by category (purchase, redemption, exchange, etc.)

Basic IVR - $5000 Testing Fee & $500/month/complex Fee

WebSolutions(TM) - WebAccess(TM) (Inquiry Only):

     Implementation:  $25,000

     Monthly:  $3,100 plus usage fees:

Registered User Fees:

     .    $.50/user/month

General:

     All fees are annualized and will be prorated on a monthly basis for billing purposes. All fees and expenses shall be allocated to each portfolio on a monthly basis based upon the percentage of net assets that each of the portfolios represent as compared to the total net assets of the Fund.

     The fees set forth in this schedule shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

     In addition, BISYS shall be entitled to be reimbursed for out-of-pocket expenses and to receive miscellaneous service fees as set forth in this Agreement.

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                              HEARTLAND GROUP, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                                     REPORTS

1.    Daily Shareholder Activity Journal

2.    Daily Fund Activity Summary Report

      a.   Beginning Balance

      b.   Dealer Transactions

      c.   Shareholder Transactions

      d.   Reinvested Dividends

      e.   Exchanges

      f.   Adjustments

      g.   Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6.    Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.

                                    EXHIBIT A

                       Attach Conversion Cost Spreadsheet